CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 5 under the Securities Act of 1933 and Post-Effective Amendment No. 7 under the Investment Company Act of 1940 to The Leigh Baldwin Total Return Fund (the “Fund”), a series of the Frank Funds’ Registration Statement on Form N-1A (File Nos. 333-113657 and 811-21532), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

/s/ Sanville & Company

Abington, Pennsylvania

July 31, 2008